Exhibit 6.26

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the "Agreement") is made effective as of the Effective Date.

BETWEEN:

REB GOLD CORPORATION
a body corporate with offices in the City of Toronto, in the Province of Ontario, in the Country of Canada

-and-

BACTECH (BARBADOS) LIMITED
a body corporate with offices in the City of St Michael, in the Country of Barbados, West Indies

-and-

BACTECH (AUSTRALIA) PTY LTD.
a body corporate with offices in the City of Kewdale, in the Country of Australia

(collectively referred to as "BacTech")

- and -

BACTECH ENVIRONMENTAL CORPORATION
a body corporate with offices in the City of Toronto, in the Province of Ontario, in the country of Canada

("Licensee")

WHEREAS BacTech wishes to grant Licensee a license to use the Technology anywhere in the world subject to the terms set out in this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements set out below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

ARTICLE 1 - SCHEDULE

1.1 Schedule

The following is the attached Schedule which is incorporated by reference and deemed to be part of this Agreement:

Schedule A – Patents

ARTICLE 2 - DEFINITIONS AND INTERPRETATION

2.1 Definitions

In this Agreement the following terms have the following meanings:

(a) "**Affiliate**" means, with respect to any Party, any other person which is affiliated with such Party, and for the purposes hereof:

(i) two persons will be considered to be affiliated with one another if one of them controls the other, or if both of them are controlled by a common third person; and

(ii) one (1) person will be considered to control another person if it has the power to direct or cause the direction of the management and policies of the other person, whether directly or indirectly, through one (1) or more intermediaries or otherwise, and whether by virtue of the ownership of shares or other equity interests, the holding of voting rights or contractual rights, or otherwise;

(b) **"Arrangement Agreement"** means the arrangement agreement dated as of October 7, 2010 between REBgold Corporation (previously known as BacTech Mining Corporation) and the Licensee;

(c) "**BacTech Improvement**" means any improvement, modification, variation, change, revision, derivative, update or upgrade to the Technology, whether patentable or unpatentable, which is developed or conceived by or for BacTech;

(d) **"Business Day"** means any day other than Saturday, a Sunday or a statutory holiday in the Province of Ontario;

(e) **"Confidential Information"** means all information whether in oral, written, visual, electronic or other tangible or intangible form relating to the Technology (for both Parties) or which has been or is in the future disclosed, directly or indirectly, by one Party to the other Party or has otherwise become known to a Party through its review of materials of the other Party, including without limitation, information concerning the assets, liabilities, operations and business affairs and opportunities available to the business of such other Party, other than information which a Party establishes by clear and convincing evidence:

(i) was in the public domain at the time such Party received such information;

(ii) becomes part of the public domain after receipt by such Party through no act or omission on the part of such Party;

(iii) was in such Party's possession at the time of disclosure and which was not acquired directly or indirectly from the other Party; or

(iv) is received by such Party after the date of this Agreement from a third person, provided such third person did not obtain such information from the other Party;

(f) **"Effective Date"** has the meaning attributed thereto under the Arrangement Agreement;

(g) **"Intellectual Property"** means, solely with respect to the Technology rights licensed hereunder:

(i) all inventions, arts, processes, developments and improvements of BacTech technologies relating to bioleaching of precious and base metals from refractory ores, all whether or not patentable, patented or the subject of applications for patents including the Patents listed in Schedule A (the "Inventions");

(ii) confidential information, proprietary information, trade secrets and Know-How, designs, drawings, specifications, and procedures of BacTech relating to bioleaching of precious and base metals from refractory ores (the "Information"); and

(iii) other intellectual and industrial property of BacTech relating to bioleaching of precious and base metals from refractory ores, all whether or not registrable, registered or the subject of applications for registration (the "Other Property").

(h) "Intellectual Property Rights" means:

(i) any and all rights, title and interest of BacTech in the Intellectual Property;

(ii) all license and other contractual rights in the foregoing (i); and

(iii) all rights to enforce rights and obtain remedies, including without limitation compensation for violation, in the foregoing (i) and (ii) against third parties;

(i) **"Know-How"** means technical data and information, standards, processes, methods of manufacture, best practices, instruction books and guides, knowledge, know-how, designs, drawings, unpatented inventions, trade practices and secrets and all improvements thereto, of BacTech related to bioleaching of precious and base metals from refractory ores as at the Effective Date;

(j) **"Licensed Purpose"** means the purposes of bio-remediation and/or extraction of minerals from Residual Materials;

(k) "Licensee Improvement" means any improvement, modification, variation, change, revision, derivative, update or upgrade to the Technology, whether patentable or unpatentable, which is developed or conceived by or for Licensee;

(l) "Party" means BacTech or Licensee, as applicable, and "Parties" means BacTech and Licensee;

(m) **"Related Person"** has the meaning ascribed to such term in the *Income Tax Act* (Canada);

(n) **"Reserved Technology"** means any BacTech technology or technology of BacTech's Affiliates which is not specifically licensed in this Agreement to Licensee;

(o) "Residual Material" means (i) mine tailings, (ii) waste rock; (iii) previously processed mining material, and (iv) any other material, other than primary ore or concentrate, resulting from mining material; and

(p) "Technology" means the all Know-How and all Intellectual Property therein and thereto related to the bioleaching of precious and base metals from refractory ores.

2.2 Certain Rules of Interpretation

In this Agreement:

(a) Governing Law – This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario.

(b) Headings – Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(c) Including – Where the word "including" or "includes" is used in this Agreement, it means "including (or includes) without limitation".

(d) No Strict Construction – The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(e) Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(f) Severability – If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(g) Statutory references – A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

(h) Time – Time is of the essence in the performance of the Parties' respective obligations.

2.3 Knowledge

Any reference to the knowledge of any Party means to the best of the knowledge, information and belief of such Party after reviewing all relevant records and making due inquiries regarding the relevant matter of the officers, directors and employees of such Party responsible for the matter in question.

2.4 Entire Agreement

This Agreement constitutes the entire agreement between the Parties and sets out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise. To the extent of any conflict between the terms of this Agreement and any other agreement, the terms of the Agreement shall govern and prevail. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement, the Arrangement Agreement and any document required to be delivered pursuant to the Arrangement Agreement.

ARTICLE 3 - LICENSE GRANT AND TEACHING OF TECHNOLOGY

3.1 License Grant

(a) BacTech hereby grants Licensee a perpetual exclusive royalty-free license to use and exploit the Technology and BacTech Improvements only for the Licensed Purpose anywhere in the world.

(b) Nothing in this Agreement grants Licensee any right or license to use Reserved Technology.

(c) Any and all Improvements developed by or for the Licensee shall be owned by Licensee, but shall be subject to the restrictions on use of Technology contained herein and in particular use only for the Licensed Purpose.

(d) Licensee hereby grants BacTech a perpetual exclusive royalty-free license to use and exploit Licensee Improvements only for the purpose of bioleaching of precious and base metals from refractory ores.

(e) Subject to compliance with the restrictions imposed upon the Licensee hereunder, Licensee has the right to sub-license the rights licensed to it hereunder, in particular only for the Licensed Purpose.

3.2 Restrictions

(a) Licensee shall not at any time:

(i) use any Improvements for any purpose inconsistent with the Licensed Purpose;

(ii) purport to transfer or sell its rights to the Technology in any manner which is inconsistent with the terms and conditions of this Agreement; or

(iii) license or purport to license the use of the Improvements or the Technology or any part thereof in any manner which is inconsistent with the terms and conditions of this Agreement.

3.3 Further Assurances

BacTech shall, without charge to Licensee, promptly execute any documents, forms, confirmations of rights and do all things which are necessary and required to maintain the Intellectual Property Rights pertaining to the Technology in force and/or to verify Licensee's rights hereunder;

3.4 Teaching of Technology

Forthwith upon execution and delivery of this Agreement, BacTech shall disclose and deliver copies of the Technology to Licensee. BacTech shall provide Licensee with sufficient information and knowledge concerning the Technology, such that a person reasonably skilled in the field of bio-remediation would have an adequate understanding of the proper use of the Technology and Know-How. BacTech shall continue such teaching of the Technology until there has been an adequate conveyance of the information and knowledge on a reasonable basis.

3.5 Compliance with Laws

During the term of this Agreement, Licensee covenants and agrees to comply with all applicable laws, regulations and rules it may be subject to the jurisdiction of in connection with the use of the Technology.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties – BacTech

To the maximum extent permitted by applicable law, the grant of the licenses hereunder to Licensee is made on a risk-free, "as is" basis, and BacTech hereby disclaims, to the maximum extent permitted by applicable law, all warranties and conditions, whether express, implied or statutory, including any implied warranties, duties, or conditions of merchantability, of fitness for a particular purpose (including the Licensed Purpose), of reliability or availability, or of accuracy or completeness of results.

ARTICLE 5 - COVENANTS

5.1 Covenant of Licensee

Licensee covenants to only use the Intellectual Property and Technology for the Licensed Purpose, and for greater certainty will not use the Intellectual Property and Technology for primary mining applications including bioleaching of precious and base metals from primary refractory ores.

ARTICLE 6 - CONFIDENTIALITY

6.1 Licensee Obligations

Licensee agrees to take all reasonable steps to protect the Confidential Information and Know-How from unauthorized disclosure.

6.2 BacTech Obligations

BacTech agrees to take all necessary and reasonable steps to protect the Confidential Information and Know-How from unauthorized disclosure.

ARTICLE 7 - ARBITRATION

8.1 Dispute Resolution and Arbitration

(a) If any dispute or question shall arise between BacTech and the Licensee arising under, out of or relating to this Agreement, the disputing parties shall in good faith attempt to resolve such dispute promptly and in an amicable manner under the following informal dispute resolution procedure. If a dispute arises which is not resolved by the operational personnel involved, each Party's President (in this Section collectively called the "Dispute Resolution Committee") shall be notified. The Dispute Resolution Committee shall meet within fifteen (15) days of being notified of a dispute. In the event that the Dispute Resolution Committee is unable to resolve any such dispute within five (5) Business Days or such longer period as the parties may agree in writing (the "Negotiation Period"), either Party may by notice to the other Party require the dispute be resolved by arbitration as set forth below.

(b) All disputes to be resolved by arbitration shall be finally referred to and resolved by binding arbitration in accordance with the *Arbitration Act* (Ontario) ("Arbitration Act"), except as varied or excluded by this Agreement. Any Party may initiate arbitration proceeding by delivering notice (a "Notice to Arbitrate") to the other Party. The Notice to Arbitrate shall be in writing and shall set out a concise description of the Dispute to be submitted to arbitration. The arbitration, including the rendering of the award or decision, shall take place in Toronto, Ontario which shall be the place of arbitration. The language to be used in the arbitration shall be English. The arbitration shall be finally concluded, subject to further mutual agreement of the Parties to an extension, within ninety (90) days of the delivery of the Notice of Arbitration.

(c) The arbitration shall be conducted by a single arbitrator having no financial or personal interest in the business affairs of any of the Parties. The arbitrator shall be appointed jointly by agreement of the Parties, failing which an Ontario based arbitrator shall be appointed by ADR Chambers Inc., Toronto. Absent agreement or an award in the arbitration to the contrary, the arbitration fees and expenses shall be shared and paid by the Parties equally.

(d) The arbitrator shall have the authority to award any remedy or relief that a court or a Judge of the Court could order or grant in accordance with this Agreement, including specific performance of any obligation created under this Agreement, the issuance of an interim, interlocutory or permanent injunction, or the imposition of sanctions for abuse or frustration of the arbitration process.

(e) The arbitral award shall be in writing, stating the reasons for the award and be final and binding on the Parties with no rights of appeal. The award may include an award of costs, including reasonable legal fees and disbursements and fees and expenses of the

arbitrator. Judgement on the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

(f) The arbitration shall be kept confidential and the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or to other documents submitted or exchanged, and testimony or other oral submission and any awards) shall not be disclosed beyond the arbitrator, ADR Chambers Inc., the Parties, their counsel and any Person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise.

(g) Section 7.1 shall survive any termination of this Agreement and shall continue in full force and effect in accordance with its terms notwithstanding any determination by a court or the Parties that one or more other provisions of this Agreement are invalid, contrary to law or unenforceable.

ARTICLE 8 - GENERAL PROVISIONS

8.1 Amendments, Waiver

No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the Parties and no waiver by a Party to or of any breach or default of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived. Failure on the part of a Party to complain of any act or failure to act of another Party or to declare another Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder.

8.2 Remedies

Each Party specifically acknowledges that a breach or threatened breach by such Party of any of the provisions hereof would cause the other Party irreparable harm not compensable in damages alone. Each Party further acknowledges that it is essential to the effective enforcement of this Agreement that, in addition to any other remedies to which the other Party may be entitled at law or in equity or otherwise under this Agreement, such other Party be entitled to seek and obtain, in a summary manner, from any court having jurisdiction under Section 2.2(b), interim, interlocutory, and permanent injunctive relief, specific performance and other equitable remedies.

8.3 Surviving Terms

Notwithstanding any termination of the licenses or this Agreement, Articles 2 to 6 shall continue and survive.

8.4 Notice

Any demand, notice or other communication to be made or given in connection with this Agreement (a "Notice") shall be made or given in writing and may be made or given by personal delivery, by courier or by transmittal by fax or e-mail addressed to the recipient as follows:

If to BacTech:

REBgold Corporation
50 Richmond Street East, Suite 300
Toronto, Ontario M5C 1N7
Attention: President
Fax:
E-mail:

If to Licensee:

BacTech Environmental Corporation
50 Richmond Street East, Suite 300
Toronto, Ontario M5C 1N7
Attention: President
Fax:
E-mail:

or to such other address, fax number or individual as may be designated by notice by any Party to the other. Any Notice made or given before 4:30 p.m. local time at the place of delivery ("LT") on a Business Day shall be deemed to have been received on the date of delivery and any notice delivered after 4:30 p.m. LT on a Business Day, or delivered on a day other than a Business Day, shall be deemed to have been received on the next Business Day. Any Notice shall be deemed to have been received seven (7) days after the date it is postmarked. Any Notice sent by facsimile before 4:30 p.m. LT on a Business Day shall be deemed to have been received when the sender receives the answer back confirming receipt by the recipient; provided, however, that any facsimile received after 4:30 p.m. LT on a Business Day or received on a day other than a Business Day shall be deemed to have been received on the next Business Day. If normal mail or communications service is interrupted by strike, slow-down, force majeure or other cause after the Notice has been sent the Notice will not be deemed to have been received until actually received. In the event normal mail service is impaired at the time of sending the Notice, then personal delivery or facsimile transmission only shall be effective.

8.5 Counterparts

This Agreement may be executed and delivered in counterparts that together shall be deemed to constitute one valid and binding agreement and delivery of the counterparts may be effected by means of facsimile transmission or electronic transmission with the same effect as if original copies had been delivered.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties effective as of the Effective Date.

REBGOLD CORPORATION

Per: ______________________________
Name: Mark A. Burridge
Title: Chairman

BACTECH (BARBADOS) LIMITED

Per: ______________________________
Name:
Title:

BACTECH (AUSTRALIA) PTY LTD

Per: ______________________________
Name:
Title:

BACTECH ENVIRONMENTAL CORPORATION

Per: ______________________________
Name:
Title

SCHEDULE A

Improved Method for Heap Leaching of Chalcopyrite

COUNTRY	APPLICATION/REGISTRATION NO.
Chile	20001292
Mexico	0011646
Namibia	2001/0076
Peru	3092
South Africa	2001/9510

Thermotolerant Bacteria

COUNTRY	APPLICATION/REGISTRATION NO.
Canada	1308916
Canada	2132440
South Africa	92/2051

Biooxidation Process and Apparatus

COUNTRY	APPLICATION/REGISTRATION NO.
Chile	2000412

Process for Bioleaching of Copper Concentrates

COUNTRY	APPLICATION/REGISTRATION NO.
Mexico	0038909